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                                                                     EXHIBIT 8.1


                                 July 16, 1999


JDS Uniphase Corporation
163 Baypointe Parkway
San Jose, CA  95134

Ladies and Gentlemen:

        We have acted as counsel to JDS Uniphase Corporation ("Uniphase"), a Delaware corporation, in connection with its proposed combination (the "Merger") with JDS FITEL Inc. ("JDS"), a Canadian corporation, pursuant to an amended and restated merger agreement dated as of April 29, 1999, between Uniphase, JDS and 3506967 Canada Inc., a Canadian corporation and indirect subsidiary of Uniphase (the "Agreement"). The descriptionn of the Merger is incorporated by reference in the Registration Statement of Uniphase on Form S-3 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") by reference to the Registration Statement of Uniphase on Form S-3 (registration number 333-78821).

        In that connection, we have reviewed the Agreement, the Registration Statement and such other materials as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed (i) that the Merger was consummated in accordance with the provisions of the Agreement and as contemplated by the Registration Statement and (ii) the truth and accuracy, on the date of the Agreement and on the date hereof, of the representations and warranties made by Uniphase and JDS in the Agreement.

        Based upon and subject to the foregoing, it is our opinion that the discussion contained in the Registration Statement under the caption "United States Federal Tax Considerations for JDS Shareholders," to the extent that it pertains to matters of law or legal conclusions, is correct in all material respects. There can be no assurance that changes in the law will not take place which could affect the Federal tax consequences of the Merger or that contrary positions may not be asserted by the Internal Revenue Service.

        This opinion is being furnished in connection with the Registration Statement. You may rely upon and refer to the foregoing opinion in the Registration Statement. Any variation or difference in any fact from those set forth or assumed either herein or in the Registration Statement may affect the conclusions stated herein.

        We hereby consent to the use of our name under the caption "United States Federal Tax Considerations for JDS Shareholders" in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,



                                        /s/  Morrison & Foerster LLP